Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

March 19, 2010

CF Industries Holdings, Inc.

4 Parkway North, Suite 400

Deerfield, Illinois 60015

Re:          Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to CF Industries Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), up to 9,679,298 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), together with the related rights to purchase shares of the Company’s Series A Junior Participating Preferred Stock (“Rights”), of the Company issuable in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of March 12, 2010 (the “Merger Agreement”), by and among the Company, Composite Merger Corporation, a Maryland corporation and an indirect wholly-owned subsidiary of the Company (“Composite”), and Terra Industries Inc., a Maryland corporation (“Terra”).  Under the terms and subject to the conditions set forth in the Merger Agreement, Composite has commenced an offer to exchange each issued and outstanding share of common stock, without par value (the “Terra Common Stock”), of Terra for $37.15 in cash and 0.0953 Shares and the associated Rights (the “Exchange Offer”).  Following consummation of the Exchange Offer, subject to the terms and conditions set forth in the Merger Agreement, Composite will merge with and into Terra and each remaining issued and outstanding share of Terra Common Stock (other than shares of Terra Common Stock owned by the Company, Composite, Terra, or any wholly-owned subsidiary of the Company or of Terra) will be converted into the same consideration per share provided in the Exchange Offer.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement including the Prospectus/Offer to Exchange and the related Letter of Transmittal included therein (the “Offer Documents”); (ii) the Merger Agreement; (iii) a specimen certificate representing the Common Stock; (iv) the Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware; (v) the Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company; (vi) the Rights Agreement, dated as of July 21, 2005, between the Company and The Bank of New York Mellon Corporation (formerly known as The Bank of New York); and (vii) certain resolutions of the Board of Directors of the Company, as certified by the Secretary of the Company, adopted March 1, 2010 and March 9, 2010, relating to the issuance of the Shares, the Merger Agreement, the Exchange Offer and related matters. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed (i) that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder, (ii) the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties and (iii) that the Company’s board of directors acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

We do not express any opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein. It should be understood that our opinion addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights. We do not address the determination a court of competent jurisdiction may make regarding whether the board of directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time.

Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective under the Act; (ii) the Shares are issued in accordance with the terms of the Merger Agreement and the Offer Documents; and (iii) if issued in physical form, certificates representing the Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar or, if issued in book entry form, an appropriate account statement evidencing Shares credited to the recipient’s account maintained with the transfer agent has been issued by said transfer agent, the Shares and the associated Rights will be duly authorized and validly issued and the Shares will be fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP